Exhibit 99.1

1436 Lancaster Avenue, Suite 300

Berwyn, PA 19312

Ph: (610) 296-3400 Fax: (610) 296-7844

www.dfcglobalcorp.com

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES PRICING OF PRIVATE OFFERING OF SENIOR SECURED NOTES

BERWYN, PA (BusinessWire) June 6, 2014 – DFC Global Corp. (NASDAQ: DLLR) (the “Company”) today announced that in connection with the pending acquisition of the Company by an affiliate of Lone Star Funds (“Lone Star”), DFC Finance Corp., a Delaware corporation and an affiliate of Lone Star, priced its private offering of $800 million aggregate principal amount of Senior Secured Notes due 2020 (the “USD Notes”). The USD Notes will bear interest at a rate of 10.5% per annum.

Upon consummation of the acquisition, the USD Notes will be guaranteed by the Company and substantially all of its direct and indirect, wholly owned subsidiaries organized in the United States, Canada and the United Kingdom, subject to certain exceptions.

The proceeds from the offering will be used, in part, to finance the pending acquisition of the Company by Lone Star and related transactions, including the redemption of certain of the Company’s existing indebtedness.

The USD Notes being offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the USD Notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering memorandum for the USD Notes, dated today, will be made available to such eligible persons. The offering is being conducted in accordance with the terms and subject to the conditions set forth in the offering memorandum.

This press release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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DFC Global Corp. (NASDAQ: DLLR) is a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers. DFC Global Corp. serves its customers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	ICR Investor Relations: Garrett Edson, 484-320-5800 or Media: Phil Denning, 203-682-8200